Exhibit 99.1

VistaGen Provides Update on $36 Million Strategic Financing Agreement

SOUTH SAN FRANCISCO, CA – June 28, 2013 (MARKETWIRE via COMTEX) – VistaGen Therapeutics, Inc. (OTCQB: VSTA), a biotechnology company applying pluripotent stem cell technology for drug rescue, predictive toxicology and drug metabolism assays, today announced an update on the status of its strategic financing agreement with Autilion AG.

Under the terms of the parties’ April 2013 agreement, as amended, Autilion AG has committed to invest $36 million in VistaGen in consideration for 72 million shares of restricted VistaGen common stock, at a price of $0.50 per share, in a series of closings ending on or before September 30, 2013.  The parties have amended their agreement, completed a first closing and scheduled additional closings to occur in July, August and September 2013.  As noted previously, the self-placed strategic financing does not include warrants or investment banking fees.

Shawn K. Singh, VistaGen's Chief Executive Officer, stated, “I met with Autilion’s team earlier this week, and we have been working closely with them since signing our agreement in April.  We are confident and excited about completing this transformative financing.  Building on the positive developments in our labs presented during the Annual Meetings of the Society of Toxicology and International Society of Stem Cell Research in March and this month, respectively, we look forward to accelerating our lead programs towards valuable outcomes for our shareholders.”

About VistaGen Therapeutics

VistaGen is a biotechnology company applying human pluripotent stem cell technology for drug rescue, predictive toxicology and drug metabolism screening. VistaGen's drug rescue activities combine its human pluripotent stem cell technology platform, Human Clinical Trials in a Test Tube™, with modern medicinal chemistry to generate novel, safer chemical variants (Drug Rescue Variants) of once-promising small molecule drug candidates. These are drug candidates discontinued by pharmaceutical or biotechnology companies, the U.S. National Institutes of Health (NIH) or university laboratories, after substantial investment in discovery and development, due to unexpected safety issues relating to the heart or liver or adverse drug-drug interactions. VistaGen uses its pluripotent stem cell technology to generate early indications, or predictions, of how humans will ultimately respond to new drug candidates before they are ever tested in humans, bringing human biology to the front end of the drug development process.

VistaGen's small molecule prodrug candidate, AV-101, has successfully completed Phase 1 development for treatment of neuropathic pain. Neuropathic pain, a serious and chronic condition causing pain after an injury or disease of the peripheral or central nervous system, affects millions of people worldwide.

Visit VistaGen at http://www.VistaGen.com, follow VistaGen at http://www.twitter.com/VistaGen or view VistaGen's Facebook page at http://www.facebook.com/VistaGen.

Cautionary Statement Regarding Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the satisfaction of certain conditions to closing the strategic financing referred to in this press release, the success of VistaGen's stem cell technology-based drug rescue, predictive toxicology and metabolism screening activities, further development of stem cell-based bioassay systems and cell therapies, clinical development and commercialization of AV-101 for neuropathic pain or any other disease or condition, its ability to enter into strategic predictive toxicology, metabolism screening, drug rescue and/or drug discovery, development and commercialization collaborations and/or licensing arrangements with respect to one or more drug rescue variants, regenerative cell therapies or AV-101, risks and uncertainties relating to the availability of substantial additional capital to support its research, drug rescue, development and commercialization activities, and the success of its research and development plans and strategies, including those plans and strategies related to any drug rescue variant or regenerative cell therapy identified and developed by VistaGen, or AV-101. These and other risks and uncertainties are identified and described in more detail in VistaGen's filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC's website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

For more information:

Shawn K. Singh, J.D.
Chief Executive Officer
VistaGen Therapeutics, Inc.
www.VistaGen.com
650-244-9990 x224
Investor.Relations@VistaGen.com

Mission Investor Relations
IR Communications
Atlanta, Georgia
www.MissionIR.com
404-941-8975
Investors@MissionIR.com